Exhibit (d)(b)(3)(i)

BRIGHTHOUSE FUNDS TRUST II

AMENDMENT NO. 1

TO THE

SUBADVISORY AGREEMENT

(BLACKROCK CAPITAL APPRECIATION PORTFOLIO)

This Amendment No. 1 to the Subadvisory Agreement (the “Agreement”) dated August 4, 2017, by and between Brighthouse Investment Advisers, LLC, (the “Adviser”), and BlackRock Advisors, LLC (the “Subadviser”) with respect to the BlackRock Capital Appreciation Portfolio, a series of Brighthouse Funds Trust II (the “Trust”), is entered into effective as of the 1st of March 2023.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Section 6 of the Agreement, which contains the schedule of fees, is hereby deleted in its entirety and replaced with the following:

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.250% of the first $350 million of such assets plus 0.200% of such assets over $350 million up to $700 million plus 0.140% of such assets over $700 million. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

2.	In all other respects, the Agreement is confirmed and remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 1st day of March, 2023

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Name: Kristi Slavin
Title: President

BLACKROCK ADVISORS, LLC

By:	/s/ Mathew Soifer
Name: Mathew Soifer
Title: Managing Director